Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-239628) of OneSpaWorld Holdings Limited,

(2) Registration Statement (Form S-8 No. 333-249464) of OneSpaWorld Holdings Limited, and

(3) Registration Statement (Form S-8 No. 333-232033) pertaining to the 2019 Equity Incentive Plan of OneSpaWorld Holdings Limited;

of our report dated March 10, 2021, except for the impact of the matter discussed in Note 2 – Restatement of Previously Issued Financial Statements, as to which the date is May 10, 2021, with respect to the consolidated and combined financial statements of OneSpaWorld Holdings Limited included in this Annual Report (Form 10-K/A) of OneSpaWorld Holdings Limited for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Miami, Florida

May 10, 2021